Exhibit 10.1

AMENDMENT TO OPTICAL CABLE CORPORATION EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 31st day of December, 2008, by and between Optical Cable Corporation, a Virginia corporation, hereinafter called the “Corporation”, and Neil D. Wilkin, Jr., hereinafter called the “Executive”, and provides as follows:

WHEREAS, the Corporation and the Executive entered into an Employment Agreement as of the first day of November, 2002, setting forth certain terms and conditions of the Executive’s continued employment by the Corporation (the “Employment Agreement”);

WHEREAS, subsequent to the effective date of the Employment Agreement, Section 409A of the Internal Revenue Code was enacted, adding certain requirements for continued tax favorable treatment of nonqualified deferred compensation arrangements;

WHEREAS, the Employment Agreement must be amended in certain respects to comply with the requirements of Section 409A and the regulations promulgated thereunder;

WHEREAS, the parties have mutually agreed upon the following amendments to the Employment Agreement;

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as set forth in the Employment Agreement and as set forth herein, and other and good and valuable consideration, receipt of which is hereby acknowledged, the parties covenant and agree as follows:

1. Solely for purposes of determining the timing of payment of amounts owed to Executive as a result of the termination of Executive’s employment with the Corporation pursuant to Sections 10(c)(2)(i), 10(c)(3)(iii), and 10(c)(3)(iv) of the Employment Agreement, the term “termination of employment” shall mean the Executive’s “separation from service” (as such term is used for such purposes of Section 409A of the Code) with the Corporation and any Related Entities. The Executive shall be deemed to have a separation from service on a date only if the Corporation and the Executive reasonably anticipate that (a) no further services will be performed for the Corporation or any Related Entities after such date or (b) the level of bona fide services the Executive will perform for the Corporation or any Related Entities after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Corporation and any Related Entities if the Executive has then been providing services to the Corporation or any Related Entities for less than 36 months). For purposes of this definition, for periods during which the Executive is on a paid Leave of Absence and has not otherwise terminated employment, the Executive shall be treated as providing bona fide services at a level equal to the level of services that he would have been required to perform to receive the compensation paid with respect to such Leave of Absence. Also, for purposes of this definition, periods during which the Executive is on an unpaid Leave of Absence and has not otherwise terminated employment shall be disregarded (including for purposes of determining the 36-month, or shorter period). For purposes of this definition, the term “Related Entity” means any entity which is aggregated with the Corporation or any other entity pursuant to Section 414(b) or 414(c) of the Code or would be so aggregated if the language “at least 50%” were used instead of “at least 80%” each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treasury Regulations Section 1.414(c)-2. Further, for purposes of this definition, the term “Leave of Absence” means a military leave, sick leave or bona fide Leave of Absence of the Executive which does not exceed six (6) months (or such longer period for which the Executive retains such right to re-employment with the Corporation or Related Entity under an applicable statute or by contract), but only if there is a reasonable expectation that the Executive will return to perform services for the Corporation or a Related Entity.

2. The definition of “Disability” as set forth in Section 10(e) of the Employment Agreement is amended and restated to read as follows: “Disability means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation and any Related Entities.”

3. Section 10(c)(2)(i) of the Employment Agreement is modified to read as follows: “Beginning on the six-month anniversary of the date of the Executive’s termination of employment, Executive shall receive a monthly amount equal to one-twelfth (1/12) the rate of his annual base salary in effect immediately preceding such termination for sixteen (16) months at the times such payments would have been made in accordance with Section 4(a).”

4. Section 10(c)(3)(iii) of the Employment Agreement is modified to read as follows: “During the remainder of the then current term of this Agreement, if the Executive elects continuation coverage under a group health plan of the Corporation under COBRA and pays the applicable premiums, then, in accordance with Treasury Regulations Section 1.409A-1(b)(9)(v)(B), the Executive will be entitled to receive reimbursement from the Corporation for premiums paid by the Executive.”

5. Section 10(c)(3)(iv) of the Employment Agreement is modified to read as follows: “In accordance with Treasury Regulations Section 1.409A-1(b)(9)(v)(A), the Executive will be entitled to receive reimbursement from the Corporation for reasonable out-placement service expenses, including job search services, paid by the Executive. The services will be provided by a recognized out-placement organization selected by the Executive with the approval of the Corporation (which approval will not be unreasonably withheld). The reimbursement of the service expenses will be provided for a period beginning on the Executive’s termination of employment and ending on the second annual anniversary of the Executive’s termination of employment with the Corporation.”

6. This Amendment may be executed in counterparts by Executive and the Corporation, which when taken together shall constitute the complete original Amendment and shall be fully enforceable, and a facsimile signature or electronically transmitted PDF image of a signature shall be deemed an original signature for purposes of executing this Amendment.

7. Except as modified by this Amendment, the Employment Agreement of November 1, 2002 shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized representative and Executive has hereunto set his hand and seal on the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/s/ Craig H. Weber
Craig H. Weber Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Neil D. Wilkin, Jr.
Neil D. Wilkin, Jr.

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